ENERGY FOCUS, INC.

Moderator: Brion Tanous
May 12, 2011
3:30 pm CT

Operator: Good day everyone. Welcome to the Energy Focus First Quarter earnings release conference. Today’s program is being recorded. At this time for opening remarks I’d like to turn things over to Mr. Brion Tanous. Please go ahead sir.

Brion Tanous: Thank you operator. I’d like to welcome everybody to Energy Focus’s fiscal 2011 first quarter earnings conference call. On this call the company’s Chief Executive Officer, Joe Kaveski will give a business update on the company’s Solutions, products and military businesses as well as provide an outlook for the second quarter. The company’s interim Chief Financial Officer, Eric Hilliard will then address the company’s first quarter financial results. We also have President John Davenport on the call with us this afternoon.

Following prepared remarks we’ll open it up for questions for the remainder of this call. Before we get started I’m going to read a disclaimer about forward-looking statements. This conference may contain in addition to historical information forward-looking statements within the meanings and the federal securities laws regarding Energy Focus. Forward-looking statements include statements about plans, objectives, goals, strategies, future events and performance and underlying assumptions and other statements that are different then historical facts.

These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward looking statements. Potential risks and uncertainties include change in demand for the company’s products, the impact of competition and government regulations and other risks contained in statements filed from time to time with the SEC.

All such forward-looking statements whether written or oral made on behalf of the company are expressly qualified by these cautionary statements. And such forward-looking statements are subject to risks and uncertainties and we caution you not to place undo reliance on these.

With that, I’d like to turn the call over to Mr. Joe Kaveski. Joe?

Joe Kaveski: Thank you Brion and thanks to everyone for joining Energy Focus’s first quarter 2011 earnings call. Today I’d like to off you some brief comments on our fist quarter results and then provide you some insight into our anticipated second quarter performance.

So to begin our first quarter revenues at $5.5 million was clearly below our first quarter results in 2010. However, we did exceed our $5 million forecast in the first quarter. And as we discussed during our last call we forecasted lower revenues due to the timing of some of our Solutions contracts. Furthermore, we used $2.5 million in cash in our first quarter. This was slightly less then our $3 million forecast. This cash usage was the result of lower sales and extended payment terms associated with our early buy products sales promotion.

The positive news is that we’re beginning to see resolution to the contract timing issues and as a result cash inflows are increasing. Also, we achieved some significant accomplishments during our first quarter. Specifically, our overall gross profit margins improved nearly 5 percentage points when compared to our first quarter results of last year. We believe this improvement was the result of our continuing focus on reducing our material costs, increasing EFOI product content into our Solutions projects and further reductions in our manufacturing cost resulting from the consolidation of our Solon manufacturing operation into our (Maquiladora) in Mexico.

Also, we have already received several new government contracts for R&D and Navy orders for products totaling $2.5 million. We were awarded a $600,000 development contract from NASA to create a high performance LED solution as a retrofit replacement for a 1,000 watt metal allied exterior fixture. We’ve already demonstrated working prototype that uses less than half the energy and achieves superior optical performance. The company received a $1 million contract from the Ohio Third Frontier program to develop a solar powered wall pack retrofit fixtures for existing buildings.

We achieved a $475,000 increase to our very high efficiency solar cell contract for optics and coatings technologies that may also be used in our IntelliTube products. And, our military team received a $446,000 order from the U.S. Navy for retrofit lights on two destroyers. Finally, we introduced an LED retrofit kit for Wallpacks during the first quarter. Our new retrofit kit was designed specifically with existing buildings in mind as it offers a very low first cost, superior lighting performance, breeze to install and typically a less than two year simple payback. Additionally, it uses an innovative thermal management system that makes the product possible and for which Energy Focus awarded a utility patent.

We’re already utilizing and installing these kits into our Solutions projects. Initial indications and orders from distributors, building owners and lighting retrofit and maintenance contractors are very encouraging.

Now as we look to the future I’d like to reaffirm our year end forecast of $35 million in sales and to be net cash flow positive from continuing operations. For our second quarter we’re forecasting over $8 million in sales and cash utilization to be less than $1 million. Currently, cash is tight. However; as I mentioned earlier, our revenues are ramping and we’re beginning to receive cash from those revenues.

Finally, I’d like to mention that we expect our gross profit margins to continue to improve throughout the year.

Now earlier this week Energy Focus received the ASTRUM Award at the MDB Bright Light’s Conference in New York City. I’m mentioning this award because it recognizes companies on the tipping point. That is, companies with technologies that have high commercial potential as evidence by their substantial patent portfolios. We believe that the MDB Bright Lights Conference got it exactly right.

So in conclusion, I remain bullish on Energy Focus and look forward to the rest of 2011 beyond as we realize the potential of our IntelliTubeTM and other energy savings technologies.

So now I would now like to turn the call over to Eric Hilliard our Chief Operating Officer and interim Chief Financial Officer for further details on our first quarter results. Eric?

Eric Hilliard: Thank you very much Joe and good afternoon everyone. I’d like to take to through a review of our first quarter 2011 earnings results. Our first quarter revenues of $5.5 million are a decrease of $2.9 million versus $8.5 million in the first quarter a year ago. The principal driver for the decline in our first quarter revenues was due to contract timing in our Solutions business. However, we have received $3.4 million in new contracts for which we have begun recognizing revenue. Moreover — I’m sorry, excuse me — moreover we saw a substantial increase in revenues in March continuing into April.

Gross margins for the first quarter were $1.2 million a decrease of 17% or $236,000 versus the first quarter in 2010. This decrease in gross profit dollars is a direct reflection of reduced sales volume. However, our gross margins as a percent of sales increased 4 1/2% to 21% of sales in the first quarter of 2011 versus the prior year period when gross margins were 16 1/2% of sales. This improvement in gross margin percentage for the quarter was driven by lower costs in our Solutions, U.S. products and government businesses.

Operating expenses for the first quarter was $3.8 million a decrease of $1 million from $4.8 million in the first quarter of 2010. Included in our 2010 results was a non cash charge of $1.4 million for the revaluation of equity instruments. Excluding this non cash charge our operating expenses would have been an increase of $400,000. This is a result of increased investments into IntelliTube, new products and channel development for the existing building markets.

Our first quarter net loss from operations narrowed to $2.7 million versus a net loss of $3.5 million in the first quarter of 2010. Finally, we ended our first quarter with cash and cash equivalents of $1.6 million as compared to finishing our first quarter of 2010 with cash and cash equivalents of $1.8 million. During the first quarter we did utilize $2.5 million of cash and cash equivalents.

And finally, the first quarter of 2011 resulted in decreased revenues and margin dollars, however; increased gross margin efficiency as a percent of sales. Controlling the cash spending is related to operating expenses and utilization of cash from operations while we continue to invest in our IntelliTube technologies.

And with that I would like to turn the call back to you Joe. Thank you.

Thanks Eric. And now at this time I’d like to open up the phone lines and invite our listeners the opportunity to offer comments and ask questions. Operator?

Operator: Thank you. At this time if you do have a question please signal us by pressing star 1 on your Touch-tone telephone. Again for questions that is star 1. We’ll pause for just a moment. And again for questions, that is star 1.

We’ll go first to Allan Snider.

Allan Snider: Hi gentlemen. A couple of questions if I may? Would you be attending the Light Fair Show?

Joe Kaveski: We are not exhibiting at Light Fair, however; we will have staff on the ground basically attending the fair and meeting with customers and perspective suppliers.

Allan Snider: Yes, that’s fine. The next question is could you address the situation with respect to the shares of the Quercus Trust and David Gelbaum? How is — can you comment on what’s transpired and what you anticipate and what effect this has having on the — the price of the shares in your opinion?

Joe Kaveski: Yes, I’d be delighted to Allan. Obviously we think it’s not having a positive effect on our share price and we are doing some things as a company to help with the situation. First and foremost we have filed an S3 at the trust’s request and expense and this actually could help enable a large block sale versus continuing dribbled sales via Rule 144. And like we would do for any of our other shareholders, we have met and will meet with potential investors that have expressed an interest in the Trust’s position.

And the last thing that we’ve done which I believe is significant is we absolutely have put a focus on increasing our visibility in terms of the investment community. In just the beginning of this year we’ve already attended and presented at four conferences, the Roth conference, the Jeffries conference, the Kauffman conference and then last Tuesday, the MDB conference to demonstrate the IntelliTube technology, talk about the real value in the company and generate some interest in our stock as well. So those are just a few top of mind things.

But overall, yes we’re concerned, we’re working on it and we do think that it is having an impact.

Allan Snider: Okay, that’s fine. Another question if I may? Could you tell me the status with respect to naval orders? Are these more or less — are you anticipating any near term or timeframe with additional naval orders of any consequence or is this something that you just have no — no control over or no foresight into might transpire down — down the road?

Joe Kaveski: Sure. I think this is a great question and I would just start by saying that there is absolutely a very high level of interest with the U.S. Navy to re-equip the US Navy fleet with LED lighting. This is evidence by a couple of orders that we just received for $400,000 for LED lighting for two destroyers. Our goal is to relight the entire fleet and we believe that we are the company that’s well equipped and positioned to do this. We’re the only company that we know of that today has six certified products families between 20 to 30 (sku’s) already certified by the Navy.

The U.S. Navy has extremely high barriers to entry from a technical perspective and of course our IntelliTube technology, which we are very bullish on, has been well received by the Navy as evidence by our contracts to replace T5 lighting in the Virginia class nuclear attack submarines. It has been very well received and absolutely offers the lowest cost and highest performance solution for Navy vessels as well as commercial buildings.

Allan Snider: Right, also — I’m sorry, go ahead.

Joe Kaveski: Having — I’m sorry, just one last thought there.

Allan Snider: Sure.

Joe Kaveski: Having just said all of that Allan, it is the government and, you know, we are still kind of looking to see how the economy and budget reductions might affect the department of defense budget and moving forward with great haste to convert the fleet to LED lighting.

However, we — we believe that we will see a substantial increase in our 2011 military sales. I want to make a point of saying this we are out of the research into a new technology, convincing them it’s viable and then change their specifications stages. These are behind us now. We are actually shipping product.
Now, we continue to get R&D contracts that are for very advanced research, what I would call, lighting technologies or strategies that you would apply in the military fixtures. For example, there’s one called circadian rhythms for instance which affects the body’s circadian rhythm which affects and productivity in your sleep cycles. However, we are at the stage where we’re actually shipping products. Having said that, again we believe we’re going to see a substantial increase in our 2011 sales and have a really nice foundation for 2012 and beyond.

Allan Snider: Well looking forward to that. That — that sounds great. Other question relates to the solar project that you’ve been involved with having gotten some additional funding recently. Is there any anticipated approximate completion date for that project so that it could ultimately go commercial?

Joe Kaveski: Yes Allen. Just to restate where we are in phase three of a government funded solar project, it’s funded to I believe to $100 million and called VHESC or very high efficiency solar cell. Phase three is less about art and science and more about how do we produce the technology very cheaply for commercialization. Having said that, the program was scheduled to complete in the June timeframe of this year. However, we just received a $475,000 extension that will bring us roughly to the end of the year.

We are currently evaluating our options for commercializing this solar technology. We could be well named the commercializing entity. VHESC includes a consortium of other companies and I believe that we are well positioned to be named the commercialization entity should we choose to go down that path. So...

Allan Snider: So there are — I’m sorry — so there are a number of companies that would be candidates to get the commercialization nod or we just one company or a number of companies?

Joe Kaveski: There are about — John help me with this — I guess about less than a half a dozen other companies that I would call key members.

John Davenport: There are three or four viable candidates. Right now they’re looking to us as their likely choice as the commercialization candidate. That conclusion has not been finalized but it will be in the next couple of months by the — probably by the next quarter call. So we’ll — we’ll give you an update on that then. That’s one of the things that’s factoring into how we approach commercialization of solar.

I would remind you that we have our first solar commercialization project underway. We were funded earlier this year by the State of Ohio to develop this outdoor self standing solar LED light which combines really our LED lighting low energy consuming LED lighting technology with solar. We’re going to start that with using more conventional solar but it could very well benefit our energy efficient solar technologies.

Allan Snider: Well with respect to this (VHESC) program, if you were to be officially designated were there — would there be immediate implications or positive ramifications for that announcement?

John Davenport: Yes, well we — we need to understand what the nature of that is. That won’t be commercialized this year. We’re in what Joe described as the government’s view of the commercialization phase. It’s really creating technology that is cost viable. That doesn’t mean that you have products. A product development phase wouldn’t begin before 2012.

Allan Snider: But if — if you were designated as I said so would then — you would then be hooked up with a larger company or companies?

John Davenport: That’s one of the possibilities. We’ll give you more insight as we have gained that ourselves.

Allan Snider: Okay and the opposite side, if you don’t get that certification or that qualification what does that mean in terms of moving forward with it. That you’re just a party to the development but you don’t go beyond that point? Is that...

John Davenport: No, we would participate on it because we are named on the patents. We’d participate on a royalty basis. So there would be something coming from it either way.

Allan Snider: Right.

Joe Kaveski: And Allan, I’d like to make one other point and that is that in terms of our R&D efforts today and what we do. We are now very, very focused. If we cannot see a clear path from either a product being developed from or a specialty technology or coating coming out of our R&D that that we could not commercialize in the existing buildings, then we are taking pass on the R&D project. And (VHESC) is a clear example where, although it’s in the solar space, there were many inventions in terms of coatings, constructs and optics that clearly have relevance and importance towards our IntelliTube technology. So, we benefit from that if.

Allan Snider: I understand. Okay I appreciate that and I just want to go back to the Quercus Trust/Gelbaum here.

Joe Kaveski: Yes sir.

Allan Snider: If that were to be finalized somehow it’s hard to anticipate the reaction in the marketplace but I think a lot of shareholders are fully aware of the potential or assuming pressure on the stock. And so you’re in a position now where you’re not going to have, I assume, any buyers of the security in any quantity until this thing is cleared up. So I — I just assume that you’re making as, you know, as valiant an effort to get this thing rectified and completed.

Joe Kaveski: I can assure you that we are. We clearly understand the situation and implications.

Allan Snider: Okay, it — it must be painful for you as well as it is for the shareholders. I assume that’s sort of a no brainer. And I think one last ques- well actually two last questions. The Cree Company announced yesterday a new LED of like 1000 lumen and they said it was a major item for them. How does that affect you or is it beneficial to you or — or what effect in any way does it have on Energy Focus?

Joe Kaveski: Well, I am going to kick this off and then see if John has any additional comments. But to Energy Focus, it is absolutely excellent.

Allan Snider: Great.

Joe Kaveski: Our whole approach, which is radically different from the rest of the industry, is to basically develop a plug and play replacement for a four foot linear florescent lamp that first and foremost offers a great return on investment to building owners in helping them lower the cost of owning and operating their building and offers great optical performance. Having said that, what makes our ability to produce this product for a lower cost then anybody else is that our design uses one very high powered LED, which basically shines into a very special engineered plastic rod that effectively emits light very diffusely and uniformly down the tube just like a florescent lamp would.

Allan Snider: Right.

Joe Kaveski: Having said that, the advances in these higher powered LED’s allow this construct (approach) to go from maybe a four foot limitation today, to a five foot and maybe an eight foot limitation. So it just opens up more applications and more market for us.

Allan Snider: ((Inaudible)) extremely positive, extremely.

Joe Kaveski: Very positive. The other point that I would like to make is a he firm that has published a lot of research on the LED Cleantech space is Canaccord Adams. And just a couple months ago, basically Canaccord Adams came out and said that they anticipate a 30% price reduction in the cost of LED’s themselves in the second half of this year. That’s great for us. Energy Focus does everything but manufacture the LED itself and the LED represents the highest cost component of IntelliTube.

So again, we’re driving quicker than we thought towards a product that offers a great ROI over the standard best in class florescent solution. That’s number one.

And number two, tying back to the higher powered devices, Canaccord Adams also suggests that one of the early markets to transform is the exterior lighting market. Having higher powered devices and more efficacious to compete against metal halide technology is absolutely needed and excellent. So everything that we’re seeing that’s going on in the LED chip space is really just creating opportunity for Energy Focus.

Allan Snider: Well that’s exciting, that really sounds great. I appreciate that answer. And I have my final question — I’m hogging all the time here but, given your cash position where there’s a diminishment of cash are — have you addressed this at this point? Do you have any lines open to you where you’d have need you could easily access them or is this something you’re addressing or just could you briefly address that ((inaudible)).

Joe Kaveski: Yes, so again kind of going back, cash is tight, no doubt about it. But, I would like to reinforce something that I talked about many times and it’s factual. And that is that the Solutions business is different from a typical contracting business because by and large it’s a pay when paid type of scenario. So when receive money then our suppliers expect to be paid their money. So that helps out in terms of not needing as much working capital as you would think a company our size would need.

Allan Snider: I see.

Joe Kaveski: Having said that, we are as I mentioned beginning to see as we expected the ramp in sales and we’re beginning to harvest the cash out of those sales. And so sure, I’d love to have more cash but the situation is actually improving. And we had a significant payout in payables during our first quarter. So, you know, all this factors in but I hope that provides you some insight.

Allan Snider: Yes it does, sir. I appreciate it. I have as they say no further questions. And I do appreciate your time and I wish you ever ((inaudible)).

Joe Kaveski: Thank you very much Allan so...

Joe Kaveski: That’s terrific, so maybe we have time for more questions I hope?

Operator: Yes, we’ll go next to (Tom Sheahan).

Tom Sheahan: Hi guys, how are you.

Joe Kaveski: Good afternoon Tom. Great to hear from you.

Tom Sheahan: Great to hear you. I love your technology, let’s just start there. And it looks like we should all do whatever we can to get you quicker access to cash. My question is related to Lighting Science Group and Lexus Lighting, two of your peers that appear to have some pretty aggressive global expansion plans. And I wonder if you might be able to share with us Joe if you have any plans yourself for global. I don’t think just a London office really qualifies you as global. But if you have anything to share with us, we’d really appreciate it.

Joe Kaveski: Sure. You know, we’re a little bit different in terms of our strategy from other lighting manufacturers.

The firms that you mentioned basically have focused their attention on what might appear to initially be a more ripe portion of the market. Yet, it is fraught with competition. What I’m speaking specifically to is the replacement market for the A19 incandescent lamp where today’s A19 lamp’s efficiency is maybe 12 watts per lumen.

Having said that, the A19 represents a small part of the actual commercial building market opportunity. What I mean by that is that the U.S. government suggests that there’s over 70 billion square feet of lighted space non-residential lighted space. Less than 25% of that space lighting with technology such as the A19 lamp, the PAR30 lamps, spotlights, and exterior lights. About seventy-five percent is basically what I would call linear fluorescent lamps. So linear florescent is the much larger portion of the commercial building market opportunity. And that’s where Energy Focus has clearly set its sights.

And we’ve done that because of the market opportunity itself and because – I might be a little bias — we have a better approach and that approach is IntelliTube. In the existing buildings, the value driver is not necessarily a low first cost but rather a better return on investment (total cost of ownership). And so, as we evaluated getting into the retail sector, we concluded that consumers are going to be slow to buy a $10 or $20 light bulb when they have an alternative that may be anywhere from 50 cents to two bucks for a compact florescent.

And in the retail space is clearly dominated by the major manufacturers, GE, Phillips and Sylvania. And we clearly see that they are focused on the retail market as well. Okay, so having said that, our product strategy is focused on IntelliTube and the replacement linear florescent market opportunity that exists in commercial buildings. IntelliTube is the absolute highest performance lowest cost way to get LED lighting into an existing building and offers a great return on investment.

In terms of globalization, we actually do have a subsidiary, a wholly owned subsidiary based out of the UK that does cover the rest of the world. They historically covered the construction marketplace, where they were an early adopter into decorative LED. We are now transitioning them into the existing building market where they are basically focusing on what I would call large energy services companies and lighting maintenance companies that are into existing commercial buildings where the customer will value the superior economic returns of our IntelliTube technology.

So at this point in time that is the strategy that we are actualizing to position the rest of world into for our IntelliTube technology. We do have on-going in-house discussions on how we go beyond that internationally but it’s just too early to bring forward any new strategies at this point in time.

Tom Sheahan: Thanks Joe, keep those discussions coming and there’s a lot of smoking mirrors involved with your competitors and talking about all of the work they’re doing in China and other areas. And I really appreciate the response. Thank you.

Joe Kaveski: Thank you very much Tom. Okay, operator do we have another caller?

Operator: Yes, we’ll go next to Bill Hardy.

Bill Hardy: Yes, hi guys greeting from Dallas. My — my question Joe is has to do with a balance sheet question. And at the end of 2010 you had accounts receivable of $6 million 236 thousand to be — be precise. Given that the payment of contract has been delayed what — what is that balance sheet figure at the end of the first quarter of — of 2011?

Joe Kaveski: Well the — the accounts receivable balance was $3 million 640 thousand.

Bill Hardy: Okay, so in other words it’s actually gone down?

Joe Kaveski: Yes it has.

Bill Hardy: But that’s the stakes of the fact that there’s not a surplus there to contribute to the second quarter. You see what I mean? I’m looking for how do you stimulate revenue coming into the second quarter without a carry over balance of accounts receivable that would have increased during the first quarter because contracts were not paid in a timely fashion or...

Joe Kaveski: Sure.

Bill Hardy: So there’s something mirroring that. I — I would have expected that the accounts receivables would have gone up and then you could work those down during the second quarter.

Joe Kaveski: Bill I — I understand your question and I think it’s a really good question and a large part of the answer lies in the Solutions contracts that we receive. What I mean by that is that once we actually receive a solutions contract, the first thing that we do is to quickly finalize engineering and then basically procure materials from mostly third parties which are delivered to the job sites anywhere from 15 to 45 days later. Basically, at the time that we deliver those materials we’re able to recognize revenue number one, and we are, if we haven’t done so already, issuing an invoice or bill for the material.

And so a large portion of these Solutions contracts, which tend to be very large in nature, have a large portion of the revenue recognized and a receivable generated within 30 or so days of the contract being received.

Bill Hardy: Oh okay, so — so then the second quarter is going to be driven by the number of contracts you can — can get and those will be turned over fairly rapidly. And is there any way you have to tell us investors how those contracts are — are aggregating through the first six weeks of — of the quarter?

Joe Kaveski: Well I’ve already said that in the second quarter we expect to go from $5 1/2 million to over $8 million. We’ve also announced that we’ve already received $3.4 million worth of new Solutions contracts. So at this point coupled with the fact that we feel very confident and that we’ve announced publicly that our revenues will continue to ramp, that’s kind of information that we can provide for our investors that you can see already.

Bill Hardy: True, okay, you know, I guess I was looking for some bright ray of hope that would, you know, indicate that there’s a backlog of accounts receivable to be mined but I — I can understand what you’re saying and thank you for your answer.

Joe Kaveski: Thank you very much Bill.

Operator: We’ll move next to Blake Tobias.

Joe Kaveski: Good afternoon Blake.

Blake Tobias: Good afternoon, hi Joe. Great series of questions from Allan there. I learned a lot. So thank you Allan and thanks for your answers Joe. Just one quick question about IntelliTube. My understanding is that represents a, you know, a fairly significant goal for the company. I’m wondering in terms of IntelliTube what — what do you see as the significance in terms of the bottom line and when do you see that Joe if you could respond?

Joe Kaveski: Sure, well a couple of things about IntelliTube. First of all we know the technology works. I mean it is fundamentally what is sailing in the Virginia Class subs now and it’s embedded into a sailor’s berth light. So, you know the technology works. It’s great. Clearly the U.S. military has expressed a preference for it. Now what we’ve also said is that we expect that we will be releasing it commercially by the later part of this year or the first part of next year.

I with investors publicly that IntelliTube’s price is highly dependent upon the cost of the LED chip. And over the next five years, we’re going to see the price of LED’s go way down as we are already seeing and that their performance will go way up. Why that’s important is because in areas of the country that have very high utility rates like the west coast, Texas, New England states — the economic value equation brought by IntelliTube, even at an initially higher price, will be there where it provides them a great return on investment for buildings that tend to be lighted longer than other ones.

For example, a hospital versus a school district will see the hospitals will be the earlier adopters especially in the high energy rates. So, IntelliTube will not be a product that coming right out of the shoot creates tremendous economic value across all markets. It will be for many markets and as the price of that LED comes down subsequently over the next couple years, then it becomes a product that will create more economic value then a linear florescent across what I would call all markets.

So, you know, this year IntelliTube we’ve stated is not going to be a major factor in terms of revenues but we’re very optimistic towards 2012 and beyond. And what I also what I would mention relative to the revenues is gross profit margins. Today in our Solutions business, which last year approached $20 million in sales, has product content around anywhere from 40 to 50% of the total revenue. Within that product content there is primarily two main items, florescent lamps and ballasts, that we procured from the major manufacturers.

As IntelliTube comes online we will begin to replace those outside purchased florescent tubes and ballasts with our own product, IntelliTube, and as a result Energy Focus gets a great launch pad and captive customer for the product as well as the ability to keep the manufacturing margin in-house that is currently benefitting GE, Sylvania and Phillips. So, not only will we have a significant effect on our revenues but also on our margins.

Blake Tobias: Great, thank you Joe, appreciate it.

Joe Kaveski: Thank you very much.

Operator: We’ll go next to Peter Field.

Peter Field: Thank you, good afternoon gentlemen. Thanks for taking my call.

Joe Kaveski: Absolutely, thanks ((inaudible)).

Peter Field: I have a very mundane question, the answer to which I think I know but it would reassure me if I could have some confirmation from you. In the 10K you had a note about collateralized assets where you talk about that $2 million of cash collateral related to the surety bond program.

Joe Kaveski: Absolutely, yes sir.

Peter Field: Yes and I think that that’s been satisfied elsewhere. I just want to confirm that it’s not part of the remaining $1 1/2 million in cash and cash equivalents that you have on the balance sheet right now.

Joe Kaveski: Great question and I’ll give you some reassurance. It absolutely is not part of the $1.5 million and it is actually on the balance sheet as a collateralized assets. So it is separate from cash. Just for everyone’s benefit, in our Solutions business we provide turnkey lighting upgrades into existing government facilities. To perform these contracts, the government requires us to provide performance and payment bonds during the term of the installations and about a month or two after those contracts end.

When we got into this business it was 2009, it was very challenging to be able to get bonding because of the condition of the financial markets coupled with our five plus years of financial losses. We were very fortunate to align ourselves with a company that was willing to go with us. This company had served the previous owner for many, many years. But one of the consequences was is that we had to literally take $2+ million of our cash and sit it over at our bonding company.

This was always done to initially get the bonding itself and through our discussions with the surety company it’s always been the goal that as our financial performance improves then the collateral will be coming back to the company. And so we’re working toward that end. But it is not part of the cash.

Peter Field: Great, thank you very much, mission accomplished. Keep up the good work.

Joe Kaveski: Thank you very much. Have a great evening.

Peter Field: Thank you.

Operator: We’ll hear now from Thomas Murphy.

Thomas Murphy: Good afternoon guys.

Joe Kaveski: Good afternoon Thomas.

Thomas Murphy: First of all I appreciate you going through so many questions. This is definitely a marathon Q & A and I think the insights you guys are able to provide are very helpful.

Joe Kaveski: Thank you.

Thomas Murphy: The — the question I have is with regard to the total naval retrofit opportunity. I think you shareholders kind of view that is the Holy Grail so to speak, you know, for the year and beyond. So I was wondering if you could comment whether or not you and the rest of the executive team kind of view that as the Holy Grail and also if you’ve put a — a number on the total opportunity for the naval fleet in terms of revenue?

Joe Kaveski: Sure, Thomas that is a really good question and to answer it is, the Navy is very important to us. But ultimately it is not the Holy Grail.

The Navy is very important to us for many reasons. The first one is it is a very nice market. Their compelling reason to reequip the U.S. fleet with LED lighting is that on non-nuclear vessels electricity cost is north of 55 cents a kilowatt hour and that florescent tubes don’t last their standard life as they would in just a stationary building because of vibration. There’s the major driver for them to want to do LED lighting. That’s why they’ve been working to develop it for so long.

Our conservative market estimate is about a $300 million opportunity that could be harvested should the Navy turn on the switch in a relatively short period of time. Three years, maybe five. It’s a great opportunity with high barriers to entry and a customer where we have demonstrated time in and time out that we can perform and have delivered these advanced lighting solutions that exceed their military specifications.

So number one is the market opportunity; number two is basically we view a navy vessel really as a large building and we see it as an opportunity to actually have someone else pay for our product development. Everything that we’re doing right now for the Navy has a direct connection to a product that we are or will be selling in the commercial market. So, having our product development paid by the Navy is absolutely huge.

Ultimately though, that brings us to the last thing which was your question about the Holy Grail which for us is the existing commercial building market. The best way to explain why it’s the Holy Grail is that it represents 70+ billion square feet of lighted space. Seventy-five percent of it lighted with linear fluorescents lamps. And, the driver for our customer to upgrade the lighting in that building is purely economics. He wants to free up cash flow that he can apply towards the core business.

And the fact of the matter is there is no other approach available to an existing building owner that provides a lower first cost then simply taking out the florescent tubes, jumpering the ballast out of the circuit, and putting in new Intelligent LED tube. In contrast, other LED manufacturers want you to pay a higher first cost for a whole new LED fixture that would require a licensed electrician to spend more time taking out the existing fixture to put in the new LED fixture. So you pay a higher wage scale and spend more time replacing the fixture then you would just replacing the tubes.

So as a result, we can match in every way the performance of a new LED fixture replacement with IntelliTube. We can bring forth features that I haven’t heard the other fixture manufacturers really talking about which is a direct result in some of the research we’ve done for the Navy. And better yet, do it with at least twice the ROI or 1/2 the simple payback of anyone else. And so that’s why we’re very excited and — and that’s why it represents the Holy Grail for us.

Thomas Murphy: Great, I — I appreciate that explanation. Thanks guys.

Joe Kaveski: Thank you very much. I know we’re running long. Could we — is there one more question?

Operator: Yes, our last question will come from Gary Cavanah.

Joe Kaveski: Good afternoon Gary or maybe its evening.

Gary Cavanah: Afternoon. Very, very interesting and very much appreciate your patience in answering all these long questions. I have many, many questions and I’ll try and keep it short. My first one is kind of maybe a little bit of an add question but it seems like it’s pretty important when you’re focusing on the commercial — in the commercial areas. I think most of the commercial areas use one white (all bright) although some of them could use cool white.

How do you — how do you adjust the — the correlation of the IntelliTube to match or maybe - maybe it’s just already matching very closely with what the — what is required in the commercial atmosphere whereas they don’t want to change the color of clothing or whatever that’s ((inaudible)) on the shelf? What — can you give us a little idea on that?

Joe Kaveski: I’d love to in fact I’d like John Davenport, our President, to (along with Roger Buelow who to heads our technology efforts to) — to give it a stab for you.

John Davenport: Well sure, color is important for various markets. For example, the U.S. — U.S. Navy color temperature is 4100 degree K and it’s got a very stringent and narrow specification which of course we need or we couldn’t be sending products along. That color is governed in a couple of ways it can be done. One way at which is what we’re doing primarily now is — is with the LED itself. The phosphor that goes with the LED determines the color. We sell LED products that run the color gamut.

For example, we sell products to museums where we very closely match the color quality and low color, yellow color temperature of incandescent. We do that because that’s what museums are used to and what they desire and in fact the home environment is like that — no problem. We also have high color temperature applications which we tend to use outdoors, 6500 degrees K. Those are very useful because they take advantage of the color sensitivity of the eye which at night in particular is more sensitive to the higher color temperatures, the blue end of the spectrum if you will.

IntelliTube offers one final and really important difference for adjusting color. We can because, we deliver the light to the IntelliTube rod, that rod can mix colors. We can have a multi-colored device deliver light in whatever color proportion we would like. So we can take the same light bulb and we can actually change the color in the environment that you have. So one SKU if you will could serve a school at 4100 K, a commercial installation at 3500 K or even work in the home at 3000 K simply by itself adjusting to that environment. –We think that it’s a breakthrough kind of approach to lighting.

Joe Kaveski: Yes, and I just wanted to couple one other thing to this and that is our ability to actually change the color of the lamp. IntelliTube has tremendous applications in the smart grid environment where we can actually, since each lamp has its own IP address, reduce the light levels in buildings through the internet. But not only can you reduce the light levels you can actually change the color of the lamps to be more blue/green in spectrum, more akin to sunlight.

And the net result of that is we can dim to lower levels without an impact per say on the occupants within that building and actually get more energy savings as a result of that. So it’s a tremendously important feature for a smart grid demand response application.

Gary Cavanah: That — that’s a wonderful differentiator. Is that — now is that something that — it does have an IP address or just simply hooked up to local internet network and — and then it’s addressable and when that — when the load is required to come down it — it complies to that demand.

Joe Kaveski: So the answer to your question as to all of those is yes. IntelliTube has an embedded system on a chip that’s part of a wireless mesh network. It’s an open protocol. One of the protocols that we have is called (Zigbee). You can do it through your existing building management system or it could be accessed though the ISO, through the internet, so.

Gary Cavanah: So your electrical contracts with the — the electric company you could actually dispatch — let them dispatch to your lighting or to the lighting in the building. And — and by doing that you — you maintain the visible coloration as good as possible under that scenario where you are actually reducing the power output with the LEDs. Is that — am I getting that correct?

Joe Kaveski: You’re getting it correct.

Gary Cavanah: Okay.

Joe Kaveski: You’re right.

Gary Cavanah: Now what you’re talking about here speaks to my next question and that’s return on investment and I’m — I’m ((inaudible)) to what you have said earlier about, you know, areas having higher power costs obviously getting a quicker ROI. But could you speak to that a little bit. I know that the ROI is probably going — it’s going to improve over time as technology improves. Just — some of the people talked today about some of the new lighting from Cree and whatever that would hopefully help to do that unless the price is too high.

But could you kind of speak to what you’re feeling is on where this is going? And by the way, I really think this was a very wise choice picking on commercial especially now understanding what we’re talking about here, the specifications of these fixtures. I’m saying that’s the differentiator, is that a clear differentiator from your standpoint or is everybody else doing it?

Joe Kaveski: Well I — I’ve yet to see real evidence of everybody else really focusing on that. They’re focusing on LED fixtures is what we see as the primary alternative to a linear florescent lamp. ((inaudible)).

Gary Cavanah: You know, under ROI the return on investment for...

Joe Kaveski: Yes, in — in terms of the ROI you — you basically have different simple paybacks or ROIs for different markets. So for instance, in the private sector in a decent economy a three year simple payback is pretty much a good target to go for and of course, as large companies manage their earnings today through the reduction in CAPEX they want actually a shorter simple payback.

On the other hand, the public sector simple paybacks can be well north of that. And in fact, Johnson Controls, one of the largest energy services companies, gave a presentation last year and they showed a table where they showed the typical simple payback in their government contracts anywhere from three to ten years. So, different markets have different desires. Our existing LED based products today typically have a three year simple payback or less. And that’s really where our focus is. To beat linear florescent with IntelliTube and to make it a great ROI compared to the best in class linear fluorescents today. And that’s why we’re very excited. We see it, we see it.

John Davenport: Yes, let me just, this is John. I’ll say one thing about this Wallpack that we introduced. That Wallpack pays for itself in less than two years. That single product can generate $100 — $100 of electrical energy savings in a year. That’s what we’re looking for in our products. That’s what makes them work.

Gary Cavanah: That’s great. Yes, now you — you talk about Johnson Controls, do you have a package that interfaces with any other systems for, you know, power reduction or — or I can’t remember what they call it now, there’s a term for it but anyway when the utility wants — wants you to cut back and they give you a better rate for doing it through — for being in that class.

Joe Kaveski: Right. Well quite simply in the HVAC industry most of the existing building management or energy management systems are now being designed to an open protocol. In the case of the building management industry, JCI, Siemens, Honeywell, Trane, all of them basically have or have an option to use an open protocol standard called BacNet. And inherent to the design of IntelliTube is this plug and play compatibility into existing BacNet systems as just one example of that ability with open protocol systems.

Gary Cavanah: Oh, I got you, okay. One more question I wanted to ask you in terms of the government jobs that you’ve gotten, do you have any percentage of wins on the contracts that you’ve bid that you would be willing to share with us?

Joe Kaveski: I’m going to let John, since he’s been at this a lot longer than I have best equipped to answer that question.

John Davenport: Yes, we are very, very fortunate; we have an extremely high percentage of wins. When I was at GE proposing an idea, if we got 50% awarded we thought that was fantastic and that’s actually above the industry average. We are typically in the over 85% here. I think that’s a real tribute to Roger and the entire technology team in terms of the success rates they’ve earned as well as the timeliness of the proposals feeding technology and products into both into what we desire commercially as well what is needed for the U.S. government. Energy conservation, the “neegawatt” concept, works in both sectors. So it’s really been very, very good.

Gary Cavanah: Do you have services components to your business? I thought I remembered that but maybe I’m wrong.

Joe Kaveski: We acquired a company at the end of 2009 called Stones River Company and they are a premier lighting design and implementation of lighting for existing buildings. So their capability is to go into existing facilities, basically audit all of the existing lighting, create a cost profile from an energy and operating cost and then develop an improved design with a financial performa that ultimately a building owner can — can make a decision on and then we actually oversee and procure the materials and install it for them.

So it’s a comprehensive approach to implementing these lighting solutions for our customers. And very, very successful I might add. So, the one thing I would mention to you...

Gary Cavanah: ((inaudible)).

Joe Kaveski: ((inaudible)) yes, sir. That’s correct, that’s correct. So, excellent.

Gary Cavanah: Well guys, you’ve been really, really patient and I really appreciate it. And if there’s anything else you want to add I’d be most happy to listen but I don’t want to take anymore of your time here myself.

Joe Kaveski: Okay. Well thank you very much for your call and your questions today.

So, I guess operator what I’d like to do is conclude our call today. But before I do I’d really like to thank everyone who participated for you time and your interest in Energy Focus. I’d be remiss if I didn’t recognize the tremendous contribution of all of Energy Focus’s employees worldwide whose ongoing commitment, dedication to serving their customer needs where ultimately I believe give our shareholders the return that they deserve.

So with that, I’d like to thank you again and wish you a good evening.

Operator: Thank you. That concludes today’s conference. Thank you all for joining us.

END